Exhibit 99.1

Granahan McCourt Acquisition Corporation
Announces Separate Trading of Common Stock and Warrants

PRINCETON, NJ – BusinessWire – November 24, 2006 – Granahan McCourt Acquisition Corporation (AMEX: GHN.U) (the “Company”) announced today that, commencing on November 27, 2006, the holders of the Company’s units may elect to separately trade the common stock and warrants included in such units.  Those units not separated will continue to trade on the American Stock Exchange under the symbol GHN.U, and each of the common stock and warrants will trade on the American Stock Exchange under the symbols GHN and GHN.WS, respectively.

Granahan McCourt Acquisition Corporation is a blank check company recently formed for the purpose of acquiring, or acquiring control of, one or more businesses in the telecommunications and media industries.

The Company is led by its Chairman and CEO, telecommunications and media pioneer, David C. McCourt.  Over the past 25 years, Mr. McCourt has founded or acquired over ten companies in four countries and under his leadership these companies completed capital-raising and merger transactions valued in excess of $7.0 billion.

Serving on Granahan McCourt’s Board of Directors are Mr. Barry Sternlicht, Chairman and CEO of Starwood Capital; Mr. George Tenet, former Director of the Central Intelligence Agency; Mr. Roger Werner, CEO of Outdoor Channel Inc. and former CEO of ESPN, and Mr. Paul D’Addario, Senior Managing Partner of Palisades Ventures.

The lead underwriter for the initial public offering of the units was Deutsche Bank Securities, Inc.

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined by the United States Private Securities Litigation Reform Act of 1995.  Any such forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations such as material adverse events affecting the Company, the ability of Company to complete a business combination and those other risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission.

All questions and inquiries for further information should be directed to Barak Bar-Cohen, Chief Financial Officer of the Company.  He can be reached via telephone at 609-333-1200.